Exhibit 10.7

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A “SELLER” ON SCHEDULE I

AS SELLER

AND

WINTERFELL HEALTHCARE HOLDINGS – T, LLC
AND
WINTERFELL HEALTHCARE HOLDINGS – NT-HCI, LLC

AS PURCHASER

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment and Assumption
Exhibit E	Form of Assignment and Assumption of Resident Agreements
Exhibit F	Form of Bring Down Certificate
Exhibit G	Form of Certification of Non-Foreign Status
Exhibit H	Form of Resident Notification
Exhibit I	Property Contracts List
Exhibit J	Form of Management Agreement
Exhibit K	Assigned Contracts
Exhibit L	Third-Party Reports

SCHEDULES

Schedule I	Sellers; Purchasers; Facility Names and Addresses
Schedule 6.1.3	Condemnation; Proceedings
Schedule 6.1.4	Assigned Contract Defaults
Schedule 6.1.11	Required Consents
Schedule 6.1.12	Permits
Schedule 6.1.14	Property Financial Statements
Schedule 6.1.15	Environmental Laws

ANNEXES

Annex 1	Defined Terms

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 1st day of April, 2015 (the “Effective Date”), by and among each party listed as a “Seller” on Schedule I attached hereto and made a party hereof, having a principal address at c/o 5885 Meadows Road, Suite 500, Lake Oswego, Oregon 97035 (individually or collectively, as the context requires, “Seller”) and WINTERFELL HEALTHCARE HOLDINGS – T, LLC, a Delaware limited liability company, having a principal address c/o NorthStar Asset Management Group, 399 Park Avenue, 18th Floor, New York, NY 10022, and WINTERFELL HEALTHCARE HOLDINGS – NT-HCI, LLC, a Delaware limited liability company, having a principal address c/o NorthStar Asset Management Group, 399 Park Avenue, 18th Floor, New York, NY 10022 (collectively, “Purchaser”).
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:
RECITALS
Seller owns the real property identified on Schedule I, as more particularly described in Exhibit A attached hereto and made a part hereof, together with the Facilities (as hereinafter defined) located thereon and identified on Schedule I, and Seller desires to sell, and Purchaser desires to purchase, such real property, the Facilities and certain related property, on the terms and conditions set forth below.
ARTICLE I
DEFINED TERMS
Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement shall have the meaning set forth in Annex 1 attached hereto and made a part hereof.
ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE AND DEPOSIT
2.1    Purchase and Sale. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Agreement. Purchaser agrees that Seller, the Manager or their respective Affiliates, are the sole owners of all right, title and interest in and to the Seller Marks (or have the right to use such Seller Marks pursuant to license agreements with third parties), that the Property shall not include the Seller Marks and that no right, title or interest in or to the Seller Marks is granted, transferred, assigned or conveyed as a result of this Agreement. Purchaser further agrees that Purchaser will not use the Seller Marks for any purpose. Notwithstanding anything to the contrary contained herein, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Property shall not include, any of the Sellers’ right, title and interest in the Excluded Assets.

2.2    Purchase Price and Deposit.
2.2.1    The total purchase price (“Purchase Price”) for the Property shall be an amount equal to Eight Hundred Seventy-Five Million and 00/100 Dollars ($875,000,000), payable by Purchaser, as follows:
(a)    At or prior to the execution of this Agreement, and as a condition to the effectiveness and enforceability of this Agreement, Purchaser shall deliver to Stewart Title Guaranty Company (“Escrow Agent” or “Title Company”) a deposit in the amount of Thirty-Five Million and 00/100 Dollars ($35,000,000) (together with all interest and income accrued thereon, the “Initial Deposit” and together with the Additional Deposit, if applicable, the “Deposit”) by wire transfer of immediately available funds.
(b)    The amount by which the Purchase Price (subject to prorations and/or adjustments required by this Agreement) exceeds the Deposit shall be paid to and received by Escrow Agent by wire transfer of immediately available funds no later than 10:00 a.m. PST on the Closing Date.
2.2.2    Each of Seller and Purchaser agrees that the allocation of the Purchase Price between and among the items comprising the Property will be the amounts set forth in the allocation statement jointly prepared and mutually and reasonably agreed upon by Seller and Purchaser prior to April 30, 2015 (the “Allocation Statement” and that portion of the Purchase Price allocated to each Facility, the “Allocated Purchase Price” for such Facility), which allocation statement shall be prepared in a manner consistent with Section 1060 of the Code and the treasury regulations thereunder. Neither Seller nor Purchaser shall take a position in any tax return, examination, or administrative or judicial proceeding relating to any tax return that is inconsistent with the Allocation Statement, unless required by applicable law or pursuant to a good faith resolution of a tax contest.
2.2.3    All currency amounts set forth in this Agreement are expressed in United States Dollars.
2.2.4    The provisions of this Section 2.2 shall survive the Closing.
2.3    Escrow Provisions Regarding Deposit.
2.3.1    The Deposit shall be held and applied by Escrow Agent in accordance with the Escrow Agreement among Escrow Agent, Seller and Purchaser being executed on the Effective Date in the form of Exhibit B (the “Escrow Agreement”).
2.3.2    The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.
2.3.3    The parties shall deliver to Escrow Agent an executed copy of this Agreement.

ARTICLE III
PURCHASER DILIGENCE/PROPERTY CONTRACTS
3.1    Data Site.
3.1.1    Purchaser agrees and acknowledges that (i) prior to the Effective Date, Seller has granted Purchaser and its representatives access to the Data Site, and Seller has afforded Purchaser and each of its agents and representatives an opportunity to review the Property, including each of the Facilities and the documentation, contracts, agreements, reports, third party deliveries, financials and other information related thereto provided on the Data Site or otherwise made available to Purchaser (collectively, the “Materials”), (ii) Purchaser has reviewed all Third-Party Reports made available to Purchaser and has conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), investigations and inspections as it deems appropriate in connection with the Property and (iii) Purchaser has completed such review, and all of its diligence with respect to the Property, to its satisfaction. Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations and subject to Section 7.1, Purchaser shall acquire the Property at Closing subject to the risk that Purchaser has failed to completely and adequately review and consider any or all of the Materials, any physical and/or other inspections of the Property and/or any other information.
3.1.2    Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations, Seller makes no representations or warranties with respect to the Property (or any portion thereof), the operation, management and/or leasing of the Property or concerning any statements made or information delivered or made available to Purchaser (whether by Seller, any of its Affiliates or any agents, representatives, consultants or advisors of any of the foregoing, or any other Person) with respect to the Property (or any portion thereof) or the business of Seller, whether included as part of the Materials or any other information disclosed to the Purchaser or otherwise, and all such representations and warranties are hereby expressly excluded and disclaimed. Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations, all Materials are and were provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own inspections, consultants and advisors with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.
3.2    Property Contracts. Purchaser shall pay all fees, charges and related costs in connection with the assignment of any Assigned Contract to Purchaser. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to assign to Purchaser any Property Contract if Seller and Purchaser have been unable to obtain any consent to such assignment required by the terms of such Property Contract and, in such case of the failure to obtain any such required consent to assign any Property Contract, the parties shall consummate the Transactions by excluding such Property Contract from the Assigned Contracts without any reduction in the Purchase Price.

ARTICLE IV
TITLE
4.1    Title Documents. Prior to the Effective Date, Seller has caused to be delivered to Purchaser, with respect to each Facility, a preliminary title report, or standard form commitment to provide a Title Policy, with respect to such Facility (each, a “Title Commitment”), together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the “Title Documents”).
4.2    Survey. Prior to the Effective Date, Seller has delivered to Purchaser the most current existing survey in Seller’s possession with respect to the Land and Improvements for each of the Facilities (each, an “Existing Survey”). Purchaser may, at its sole cost and expense, order a new or updated survey before or after the Effective Date (each such new or updated survey for any Facility, together with the Existing Survey for such Facility, as applicable, is referred to collectively herein as the “Survey”).
4.3    Permitted Exceptions. Each Deed delivered with respect to each of the Facilities and the related Property pursuant to this Agreement shall be subject to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Facility and such related Property:
4.3.1    All matters shown in the applicable Title Documents and the applicable Surveys, other than (a) any New Exception to which Purchaser has timely objected in accordance with Section 4.5, (b) with respect to Seller or the Property (or any portion thereof) judgment liens, tax liens (except for the lien of real estate taxes not yet due and payable as of the Closing Date), broker’s liens, any mechanic’s, materialmen’s or any other monetary liens, in each case to the extent not caused by Purchaser, any of Purchaser’s Affiliates or Purchaser’s agents, representatives, consultants and/or contractors (collectively, the “Purchaser Consultants”), or (c) the standard preprinted exceptions including rights of parties in possession (which shall be modified to be limited to those parties in possession pursuant to the Resident Agreements and the Commercial Leases), and taxes and assessments (which shall be limited to taxes and assessments not yet due and payable as of the Closing Date);
4.3.2    All Resident Agreements and all Commercial Leases;
4.3.3    Applicable zoning and governmental regulations and ordinances; and
4.3.4    Any matters, defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through, under, on behalf of or due to the fault of Purchaser, Affiliates of Purchaser or Purchaser’s Consultants.
4.4    Existing Mortgages/Security Instruments. It is understood and agreed that any deed of trust and/or mortgage recorded against the Property or any portion thereof which secures any indebtedness for borrowed money and/or any related security agreement or instrument with respect to such indebtedness (each, a “Mortgage”) shall not be deemed a Permitted Exception, and shall be paid off, satisfied, discharged and/or cured either prior to Closing or from proceeds of the Purchase Price at Closing. In addition, Seller shall cause any matter described in clause (b) of Section 4.3.1 (excluding Mortgages, which are addressed in the preceding sentence) to be Removed at or prior to Closing; provided, however, that if the aggregate liability (or potential liability) with respect to any matter(s) described in Section 4.3.1(b) with respect to all of the Facilities (excluding Mortgages) shall exceed one and one-half percent (1.5%) of the Purchase Price (the “Removal Cap Amount”, and any such matters giving rise to such excess amounts, the “Removal Cap Matters”), in the aggregate, Seller shall have no obligation under this Agreement with respect to any amount in excess of the Removal Cap Amount and/or the Removal Cap Matters and may refuse to Remove the Removal Cap Matters (but shall be obligated to Remove whatever matter or matters can be removed by payment of up to the Removal Cap Amount). If Seller does not Remove all matter(s) described in Section 4.3.1(b) in reliance of the terms of this Section 4.4 at or prior to the Closing, Purchaser may, as its exclusive remedy elect by delivery of written notice to Seller to either (i) terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser, or (ii)  accept all Removal Cap Matters as Permitted Exceptions and proceed with the Transactions without a reduction in the Purchase Price. The failure of Purchaser to make any such election within five (5) days after receipt of written notice of Seller’s election not to Remove all Removal Cap Matters shall be deemed an election by Purchaser of clause (ii) above.
4.5    Subsequently Disclosed Exceptions. Purchaser may order any updates, continuations of, and supplements to, any of the Title Commitments or Existing Surveys (each, a “Title Update”) at Purchaser’s sole cost and expense. Purchaser shall instruct the Title Company and any surveyor to simultaneously deliver directly to Purchaser and Seller (and their respective counsel referenced in Section 14.6 of this Agreement) copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by the Title Company or any surveyor, and copies of all underlying documentation referenced as an exception as soon as available. If, at any time after the Effective Date but prior to the Closing, any Title Update discloses any additional item(s) (i) not caused by or the result of any act or omission or fault of Purchaser, Purchaser’s Affiliate(s) or any Purchaser Consultant, (ii) that individually or in the aggregate with any other items first reflected on any Title Update that satisfies clauses (i), (ii) and (iii) of this Section 4.5, would have, or would reasonably be expected to have, a material adverse effect on the current use or value of a Facility and (iii) which are not disclosed on any version of, or update to, any of the prior Title Commitments delivered to Purchaser prior to the Effective Date (each, a “New Exception”), Purchaser shall notify Seller in writing of Purchaser’s approval or disapproval of such New Exception not later than the date that is the earlier of (i) three (3) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date (the “New Exception Review Period Expiration Date”). If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception prior to the New Exception Review Period Expiration Date (but in any event prior to Closing), such New Exception shall be deemed to be a Permitted Exception. If Purchaser disapproves of the New Exception prior to the New Exception Review Period Expiration Date, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to attempt to Remove the New Exception (and Seller shall have the right to adjourn the Closing Date for a period of up to five (5) days in order to make such election). If Seller elects to attempt to Remove the New Exception, Seller shall be entitled to any reasonable adjournments of the Closing Date to Remove the New Exception, not to exceed thirty (30) days in the aggregate (and subject to the third sentence of Section 5.1). If Seller fails to deliver a written notice of its election to Purchaser prior to the date that is five (5) days after receipt of Seller’s written notice of disapproval of any New Exception, Seller shall be deemed to have elected not to Remove the New Exception. If Seller does not elect to Remove any New Exception, is deemed to have made such an election, or Seller fails to Remove any New Exception prior to the Closing Date, Purchaser may, as its exclusive remedy elect to either (i) remove from this Agreement the Facility that is subject to the New Exception, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Purchase Price for such Facility and the parties shall proceed to Closing as if such Facility and any portion of the Property relating exclusively to such Facility shall no longer be part of the Property (collectively, the “Excluded Property”), or (ii) waive its objection to the New Exception and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved the New Exception and such New Exception shall be a Permitted Exception. If Purchaser fails to notify Seller in writing of its election in accordance with the foregoing sentence within ten (10) days after the New Exception Review Period Expiration Date, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception. Notwithstanding the forgoing provisions of this Section 4.5, if the existence of any New Exception that is not a Permitted Exception constitutes a breach by Seller of Section 7.2 of this Agreement, Purchaser shall have the rights and remedies set forth in Article X in connection with such breach, and if Purchaser consummates this Agreement, Purchaser shall be deemed to have accepted any New Exception as a Permitted Exception and shall have no further rights or remedies with respect to such New Exception.
ARTICLE V
CLOSING

5.1    Closing Date. The Closing shall occur on April 30, 2015 (the “Scheduled Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Seller shall have the right, at its sole election, to adjourn the Closing Date one or more times for a combined aggregate of not more than thirty (30) days to Remove any New Exception as contemplated by Section 4.5 or satisfy other closing conditions (each, a “Seller Adjournment”). A Seller Adjournment may be effected by delivery by Seller of written notice to Purchaser on or prior to the then scheduled Closing Date (as the same may have been previously extended in accordance with the terms of this Section 5.1), in which case the adjourned Closing Date shall be set forth in such written notice and shall be a Business Day not less than five (5) days after the giving of such notice. Purchaser shall have the right, at its sole election, to adjourn the Scheduled Closing Date for a period that ends not later than May 15, 2015 (the “First Extension Period”) by delivery of written notice to Seller prior to the Scheduled Closing Date. In addition to the foregoing, Purchaser shall have the right, at its sole election, to adjourn the Closing Date one or more times for a period that ends not later than June 30, 2015 (the “Second Extension Period”) provided that, prior to May 15, 2015 and each subsequently scheduled Closing Date, (i) Purchaser shall deliver to Seller written notice of the exercise of such extension option, and (ii) prior to May 15, 2015, Purchaser shall deliver to Escrow Agent a one-time additional deposit in the amount of Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000) (together with all interest and income accrued thereon, the “Additional Deposit”) by wire transfer of immediately available funds. Time shall be of the essence with respect to Purchaser’s obligation to consummate the Closing on the Closing Date.

5.2    Seller Closing Deliveries. Seller shall execute and deliver to Escrow Agent (or cause to be delivered to Escrow Agent) each of the following items on or prior to the Closing Date:
5.2.1    A Deed for each parcel of Land, the related Improvements and other real property included in the Property, subject to the Permitted Exceptions, with Purchaser or Purchaser’s designee as grantee.
5.2.2    A Bill of Sale for the benefit of Purchaser or Purchaser’s designee(s), in the form attached as Exhibit C.
5.2.3    A General Assignment to Purchaser or Purchaser’s designee(s), in the form attached as Exhibit D (the “General Assignment”).
5.2.4    An Assignment of Resident Agreements to Purchaser or Purchaser’s designee(s) in the form attached as Exhibit E (the “Resident Agreements Assignment”).
5.2.5    A certificate in the form of Exhibit F attached hereto (the “Bring Down Certificate”).
5.2.6    A management agreement or sub-management agreement, in substantially the form of Exhibit J (each, a “Management Agreement”), for each Facility, by and between either Facility Owner or an Affiliate of Facility Owner that is engaged to manage such Facility, and Holiday AL Management Sub LLC, a Delaware limited liability company (“Holiday Manager”), fully executed by Holiday Manager.
5.2.7    Seller’s counterpart signature to the closing statement prepared by the Title Company, which shall include such prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”).
5.2.8    A title affidavit or an indemnity in form reasonably acceptable to Seller, which is sufficient to enable the Title Company to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.
5.2.9    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Code, in the form of Exhibit G attached hereto.
5.2.10    With respect to any Land and Improvements (and related real property), any applicable sales tax, real property transfer tax forms and returns, transfer declaration, ownership information or other similar disclosure forms or reports required by the laws of the state where such Land and Improvements is located or any other governmental authority.
5.2.11    The Allocation Statement.
5.2.12    Resolutions, certificates of good standing, and such other organizational documents as the Title Company shall reasonably require evidencing Seller’s authority to consummate the Transactions.

5.2.13    An updated Rent Roll for each Facility effective as of a date no more than 3 Business Days prior to the Closing Date.
5.2.14    An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date.
5.2.15    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the Transactions.
All Purchaser designees pursuant to Section 5.2.1 through Section 5.2.4, inclusive, shall be Affiliates of Purchaser.
5.3    Purchaser Closing Deliveries. Except for the Purchase Price, which is to be delivered at the time specified in Section 2.2.1, Purchaser shall deliver to Escrow Agent (or cause to be delivered to Escrow Agent), each of the following on or prior to the Closing Date:
5.3.1    The full Purchase Price, less the Deposit, plus or minus the adjustments or prorations required by this Agreement.
5.3.2    Purchaser’s counterpart signature to the Closing Statement.
5.3.3    A countersigned counterpart of the General Assignment.
5.3.4    An executed certificate in the form of the Bring Down Certificate.
5.3.5    A countersigned counterpart of the Resident Agreements Assignment.
5.3.6    A Management Agreement for each Facility countersigned by the Facility Owner or applicable Affiliate of Facility Manager, as applicable.
5.3.7    Notification letters to all Residents prepared and executed by Purchaser in the form attached hereto as Exhibit H, which shall be delivered to all Residents by Purchaser immediately after Closing.
5.3.8    Resolutions, certificates of good standing, and such other organizational documents as Title Company shall reasonably require evidencing Purchaser’s authority to consummate the Transactions.
5.3.9    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the Transactions.
5.4    Closing Prorations and Adjustments.
5.4.1.    General. Subject to Section 5.4.4, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, real and personal property taxes, other operating expenses and fees, shall be prorated as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date in accordance with the proration schedule agreed upon by Seller and Purchaser prior to Closing, the parties agreeing that Seller shall be responsible and charged for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Purchaser shall be responsible and charged for all of the same attributable to the period on and after the Closing Date.
5.4.2    Operating Expenses. All of the taxes (other than real estate taxes) and other expenses incurred in connection with the ownership, leasing and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses accruing prior to the Closing Date and Purchaser shall pay all such expenses accruing from and after the Closing Date.
5.4.3    Utilities. A proration for utilities shall be made based upon the most recently ascertainable bills. Seller shall be entitled to the return of any deposit(s) posted by it or its Affiliate with any utility company. On or prior to the Closing Date, Seller and Purchaser shall notify each utility company serving the Property to terminate Seller’s account, effective as of the Closing, and shall arrange utility service for the Property, as of the Closing, in name directed by Purchaser.
5.4.4    Capital Expenditures. As described in the next sentence, a proration for maintenance capital expenditures shall be made equal to the difference (the “Maintenance Capex Difference”) between (a) the aggregate amount of maintenance capital expenditures made and paid for by Seller with respect to the Facilities for the period from and including January 1, 2015 through and including the day immediately prior to the Closing Date (excluding capital expenditures in connection with emergencies) and (b) an amount equal to the product of (i) $3,430,592, multiplied by (ii) a fraction having a numerator equal to the number of days from and including January 1, 2015 until and including the day immediately preceding the Closing Date, and having a denominator of three hundred sixty-five (365). If the Maintenance Capex Difference is positive, such difference shall be credited to Seller on the Closing Date, and if it is negative, such difference shall be credited to Purchaser on the Closing Date.
5.4.5    Real Estate Taxes. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year or based on a prior installment payment for such calendar year.
5.4.6    Property Contracts. Purchaser shall assume at Closing the obligations arising from and after the Closing Date under the Assigned Contracts; however, operating expenses (including payment obligations under the Assigned Contracts) shall be prorated under Section 5.4.2.
5.4.7    Resident Agreements.
5.4.7.1    All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Residents under the Resident Agreements) and other collected revenues from any portion of the Property shall be prorated as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or year, as applicable) which shall have elapsed as of the Closing Date. Purchaser shall receive all collected rent, income and revenues attributable to dates from and after the Closing Date. Seller shall receive all collected rent and other collected revenues attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to rents which have not been collected as of the Closing Date (the “Uncollected Rents”). No adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents (to the extent attributable to periods prior to the Closing Date and net of reasonable costs of collection) as and when collected by Purchaser, subject to the further provisions of this Section 5.4.7.1. Purchaser agrees to bill Residents of the Property for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents. Purchaser’s collection of rents shall be applied in the following order of priority: (i) first, in payment of rent for the month in which the Closing Date occurs, with such amounts being prorated between Purchaser and Seller based upon the number of days each owned the Property during the month in which the Closing occurs, (ii) second, to the month immediately preceding the month in which the Closing occurs, (iii) third, in payment of rent for any month which commenced after the Closing, but only to the extent payments of rents for such month are then currently due, and (iv) fourth, in payment of rents for months preceding the month in which the Closing occurs. After the Closing, Seller shall not have the right to commence legal actions or proceedings, or take any other action, to collect Uncollected Rents owed to Seller by any current Resident, provided that (a) Holiday Manager shall have the right to send bills in the ordinary course of business to current Residents for Uncollected Rents and (b) Seller shall have the right to collect Uncollected Rents with respect to any former Resident.
5.4.8    Insurance. No proration shall be made in relation to insurance premiums, and insurance policies will not be assigned to Purchaser.
5.4.9    Employees. Any wages, benefits or other payments due and owing in respect of employment or services rendered to Seller on or prior to the Closing by any Facility Employee, as applicable, shall be paid by Seller through the day immediately prior to the Closing Date (or credited to Purchaser on the Closing Date to the extent not paid by Seller as of the Closing Date). Any wages, benefits or other payments due and owing in respect of employment or services rendered following the Closing by any Facility Employee, as applicable, shall be paid by Purchaser (or its Affiliate(s)) in accordance with the Management Agreement, and any wages, benefits or other payments to Facility Employees paid by Seller prior to Closing with respect to any period commencing on or after the Closing Date, if any, shall be credited to Seller on the Closing Date.
5.4.10    Closing Costs.
5.4.10.1    Seller shall be responsible for payment of the following Transactions costs: (i) fees of Seller’s attorneys, accountants and other consultants; and (ii) one-half of the fees and expenses for the Escrow Agent; and (iii) seventy-five percent (75%) of all real estate transfer taxes, deed taxes, sales taxes, stamp taxes, intangibles taxes or similar taxes imposed with respect to the Transactions (the “Transfer Taxes”).

5.4.10.2    Purchaser shall be responsible for payment of the following Transactions costs (and shall reimburse Seller, at Closing, to the extent paid by Seller prior to Closing): (i) all fees of Purchaser’s attorneys, accountants and other consultants and the fees, costs and expenses in connection with Purchaser’s due diligence; (ii) all costs for any Third-Party Reports; (iii) all state, city, county and municipal recording fees and all related charges and costs in connection therewith; (iv) premiums for each Title Policy, any costs incurred in connection with the issuance of any lender policy of title insurance and all endorsements to any such policies; (v) twenty-five percent (25%) of the Transfer Taxes; (vi) one-half of the fees and expenses for the Escrow Agent; and (vii) any and all costs, expenses and fees incurred by Seller or Purchaser (or their respective Affiliates) in connection with, or relating to, the preparation of any statements, reports or filings required by the Securities and Exchange Commission due to the status of Purchaser or any of its Affiliates as a public company.
5.4.11    Security Deposits. The amount of any security deposits held by Seller, as of the day immediately preceding the Closing Date, under the terms of any Resident Agreements, for any period on and extending beyond the Closing Date shall be a credit to the cash to be paid by Purchaser at the Closing.
5.4.12    Possession. Possession of the Property, subject to the Resident Agreements, Assigned Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. Seller shall make available to Purchaser at the Property on the Closing Date (a) originals or copies of the Resident Agreements, Assigned Contracts, operating manuals and keys and access codes to the Property, and (b) to the extent reasonably available to Seller, lease files, warranties, guaranties, and Seller’s books and records (other than proprietary information) (the items covered by the foregoing clauses (a) and (b), collectively, “Seller’s Property-Related Files and Records”) exclusively relating to the Property. Purchaser agrees, for a period of not less than three (3) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records. If, at any time after the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser must first provide Seller not less than thirty (30) days prior written notice (the “Records Disposal Notice”). Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored), at reasonable times upon reasonable notice, and to remove or copy those of Seller’s Property-Related Files and Records that Seller desires to retain.
5.5    Post-Closing Adjustments. To the extent applicable, Seller and Purchaser, acting in good faith, shall reconcile with each other within ninety (90) days of the Closing Date, the amounts prorated and adjusted in this Article V using any new or updated information, including the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included at the Closing. All adjustments to be made based on the mutual agreement of the parties shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 5.5 within thirty (30) days following expiration of such 90 day period, upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be borne by the party that does not prevail in such dispute. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that, following the Closing, Purchaser shall receive a refund of real estate taxes which relates to any period of time all or partly prior to the Closing (whether such refund is made by direct payment or in the form of a credit against future real estate tax obligations), such refund (net of the reasonable, out-of-pocket costs of obtaining such refund, which shall be apportioned in the same percentages as the refund itself) shall be apportioned between the parties in proportion to the amount of time that each party owned the Property during the tax period to which the refund relates, and (ii) subject to the requirements of clause (i), neither party shall have any obligation to re-adjust any items after the expiration of the periods set forth in this Section 5.5.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER
The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI; provided that any fact or condition disclosed in any section of the Disclosure Schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement, or information called for by another section of the Disclosure Schedules, reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such Disclosure Schedules notwithstanding the omission of a reference or cross reference thereto. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
6.1    Seller’s Representations. Seller represents and warrants to Purchaser, as of the Effective Date, that except as set forth in the Disclosure Schedules (the parties agreeing that Seller shall be deemed to have satisfied its representations and warranties with respect to delivery of any documents or any other materials if such documents or materials are made available through the Data Site prior to the Effective Date):
6.1.1    Seller is validly existing and in good standing under the laws of the state of its formation; and has the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and has taken all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the Transactions. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a Material Adverse Effect or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Seller or by which Seller or the Property is bound. This Agreement is a valid and binding agreement, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Section 1445 of the Code.
6.1.3    Other than as described on Schedule 6.1.3, there are no actions, proceedings, litigation, governmental investigations or condemnation actions either pending or, to Seller’s Knowledge, threatened in writing against Seller or the Property that, if adversely determined, would be expected to result in any liability or obligation in excess of $35,000 for any single claim, or $5,000,000 in the aggregate. The matters described on Schedule 6.1.3, other than the FCA Action, are covered by insurance (subject to any applicable deductibles or self-insured retention).
6.1.4    All material Property Contracts are described on Exhibit I (the “Property Contracts List”). Other than matters reflected in the Title Documents, the Property Contracts List, the Permits identified on Schedule 6.1.12, the National Contracts, the Resident Agreements and property management contracts, Seller is not party to any material contract, agreement, lease, license, sublicense or other arrangement relating to the use, ownership, management, operation, leasing, maintenance or repair of the Property that is necessary to own and operate the Property consistent with past practice. Seller has made available to Purchaser complete and correct copies of the Assigned Contracts. Except as otherwise disclosed on Schedule 6.1.4 hereto, neither Seller nor, to Seller’s Knowledge, any other party is in material default under any of the Property Contracts on the Effective Date.
6.1.5    A rent roll for each Facility (each, a “Rent Roll”), dated not earlier than thirty (30) days prior to the Effective Date, has been made available to Purchaser. Each such Rent Roll (and any updated Rent Roll for any Facility provided by Seller to Purchaser) is accurate, in all material respects, as of the date indicated therein, and each Rent Roll is the rent roll used and relied upon by Seller in connection with its operation of the applicable Facility.
6.1.6    Seller has made available to Purchaser true and complete copies of the sample form(s) of Resident Agreement (including sample forms of addendum and annexes) used at each of the Facilities (collectively, the “Resident Agreement Form”), and all Resident Agreements with respect to any Facility are consistent in all material respects with the form of the Resident Agreement Form.
6.1.7    Other than as described on Schedule 6.1.7, as of the Effective Date, Seller has received no written notice from any governmental authority with jurisdiction over the Property of any violation by the Property of any laws, ordinances or regulations applicable to the Property that remains uncured or unresolved, except to the extent any such violation has not had, and would not reasonably be expected to have, a Material Adverse Effect.
6.1.8    Except as disclosed in the Title Documents, (i) Seller has not submitted and, to Seller’s Knowledge, no other Person has submitted an application for the creation of any special taxing district affecting the Property (or any part thereof), or annexation thereby, or inclusion therein and (ii) Seller has not received written notice that any governmental authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against the Property (or any part thereof).
6.1.9    Seller has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.
6.1.10    Except as disclosed in the Title Documents, Seller has not granted any option, right of first refusal, first offer or first opportunity, or any similar right, to any party to acquire any fee or ground leasehold interest in any portion of the Property.
6.1.11    Other than as described on Schedule 6.1.11 (collectively, the “Required Consents”), no consent, approval, order or authorization of, or registration, declaration or filing with, any applicable governmental authority is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions.
6.1.12    Schedule 6.1.12 identifies, as of the Effective Date, all material Permits possessed by Seller or Manager exclusively with respect to operation of the Facilities. To Seller’s Knowledge, as of the Effective Date, no other licenses, permits or authorizations granted by any governmental authority are necessary for the ownership and operation of the Property.
6.1.13    All Facility Employees (as defined in the Management Agreement) are employed by Harvest Management Sub TRS Corp. As of the Effective Date, (i) there are no labor or collective bargaining agreements which pertain to the Facility Employees, and (ii) there are no labor unions or other organizations representing or, to Seller’s Knowledge, purporting or attempting to represent, any of the Facility Employees.
6.1.14    On or prior to the Effective Date, copies of financial statements for each of the Facilities as identified on Schedule 6.1.14 (the “Property Financial Statements”) have been provided to Purchaser. The Property Financial Statements are accurate and complete, in all material respects, and fairly present, in all material respects, the financial condition and the results of operations for each Facility as of the respective dates indicated in such Property Financial Statements.
6.1.15    Environmental Matters.
6.1.15.1    Except as (i) disclosed on Schedule 6.1.15 or as identified in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser or made available for Purchaser’s review in the Materials or (ii) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    There is no current violation of Environmental Laws related to the Property and the Seller has not received from any Person, with respect to the Property, any (A) written notice or claim alleging liability or a breach of any Environmental Laws, or (B) written request for information pursuant to Environmental Law, which, in each case, remains pending or unresolved and is the source of ongoing obligations or requirements as of the Effective Date.
(b)    Seller does not currently store or use any Hazardous Materials at any Facility, except for Hazardous Materials used in the ordinary course of business at any Facility, including cleaning fluids, insecticides, medicines, petroleum products and other similar items (the “Common Products”), which Common Products are used, transported, stored and disposed of by the Seller in compliance with all applicable Environmental Laws.
(c)    To the Seller’s Knowledge, there has been no release of Hazardous Materials in contravention of Environmental Law with respect to the Property that has not been remediated, and Seller has not received any written notice of any such release that has not been remediated which would reasonably be expected to result in a claim under Environmental Laws or a violation of Environmental Laws or a violation of the term of any license issued to Seller pursuant to applicable Environmental Laws.
6.1.15.2    Seller has, prior to the Effective Date, made available to the Purchaser on the Data Site for each Facility a copy of the most recent Phase I environmental reports in Seller’s possession.
6.2    AS-IS. Except as otherwise expressly set forth in Seller’s Representations:
6.2.1    PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PROPERTY IS EXPRESSLY PURCHASED AND SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”
6.2.2    The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and the price, terms and conditions set forth in this Agreement reflect the fact that Purchaser is not relying upon any information provided by (or by any Person on behalf of) Seller or statements, representations or warranties, express or implied, made by (or by any Person on behalf of) Seller, including, without limitation, relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit, or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (except as expressly set forth in the Seller’s Representations). Without limiting Seller’s Representations, Purchaser agrees that Seller shall not be responsible or liable to Purchaser (i) for any defects, errors or omissions in the Materials or (ii) except as the result of a breach by Seller of Article VII, on account of any conditions affecting the Property.

6.2.3    Except as expressly set forth in the Seller’s Representations and subject to Purchaser’s rights under Article VII, Purchaser, for itself and on behalf of its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller and the other Seller Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire or arise against such Seller Indemnified Parties with respect to any and all Damages arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.
6.2.4    Purchaser acknowledges and agrees that, except for the Seller Representations, no representation has been made, and no responsibility is assumed by Seller, with respect to the financial earning capacity, the continued occupancy levels of the Property, or any part thereof or, without limiting any of the foregoing, occupancy at Closing.
6.2.5    Subject to the terms of Section 7.1 hereof and Purchaser’s remedies pursuant to the terms of Section 10.2 hereof, (a) Purchaser agrees that the departure or removal, prior to Closing, of any guests, occupants or Residents shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Agreement in any manner whatsoever, and (b) Purchaser shall close title and accept delivery of the Deeds with or without such guests, occupants or Residents in possession and without any allowance or reduction in the Purchase Price under this Agreement.
6.2.6    Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that Residents and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Except as expressly set forth in the Seller’s Representations, Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.
The phrase “to Seller’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of Scott Shanaberger and Kai Hsiao (collectively, “Seller Knowledge Individuals”), without any obligation to investigate or make inquiries of other Persons with respect to any of the representations and warranties contained in this Agreement. With regard to any representations and warranties in this Agreement that are qualified to the extent of “Seller’s Knowledge,” the Seller Knowledge Individuals shall have a duty of reasonable inquiry of the appropriate persons employed by the Seller and Manager into the matters which are the subject of such representations and warranties. Subject to the forgoing, neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other Person, shall be imputed to the Seller Knowledge Individuals. No Seller Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.3    Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following (collectively, the “Purchaser’s Representations”) as of the Effective Date:
6.3.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
6.3.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder, and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the Transactions or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Purchaser or by which Purchaser or the property of Purchaser is bound. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
6.3.3    No pending or, to Purchaser’s Knowledge, threatened litigation exists which, if adversely determined (i) would or would reasonably be expected to restrain the consummation of the Transactions or otherwise have a material adverse effect on Purchaser’s ability to consummate the Transactions, or (ii) would or would reasonably be expected to declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller hereunder.
6.3.4    Purchaser is not a Prohibited Person.
6.3.5    To Purchaser’s Knowledge, the funds transferred by Purchaser to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
6.3.6    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any applicable governmental authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement, or the consummation of the Transactions which Purchaser has not already obtained or made.
The phrase “to Purchaser’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of Ronald J. Lieberman and Doug Bath (collectively, “Purchaser Knowledge Individuals”). As regards any representations and warranties in this Agreement that are qualified to the extent of “Purchaser’s Knowledge,” the Purchaser Knowledge Individuals shall have a duty of reasonable inquiry of the appropriate persons employed by Purchaser or any of Purchaser’s Affiliates into the matters which are the subject of such representations and warranties. Subject to the foregoing, neither the actual, present, conscious knowledge of any other individual or of entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other Person, shall be imputed to the Purchaser Knowledge Individual. No Purchaser Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.
ARTICLE VII
ADDITIONAL COVENANTS OF SELLER AND PURCHASER
7.1    Interim Operating Covenants. Except as expressly contemplated by this Agreement, Seller shall operate the Facilities in the ordinary course of business consistent with past practice, and Seller shall use commercially reasonable efforts to (a) maintain the Facilities, or cause the Facilities to be maintained, in substantially their condition as of the Effective Date, reasonable wear and tear, and casualty and condemnation, excepted; (b) comply, in all material respects, with all applicable laws; and (c) keep in full force and effect insurance policies with substantially the same terms as existing policies.
7.2    Liens. Seller shall not create or permit to become effective any lien upon the Property that would be an exception on any Title Policy (each, a “Lien”), other than (i) the Permitted Exceptions, (ii) with respect to any Facility, any easement, license or similar encumbrance (a) entered into in the ordinary course that would not, and would not reasonably be expected to, have a material adverse effect on the current use or value of such Facility, or (b) required by applicable law, and (iii) any other Lien arising in the ordinary course of business and consistent with past practice (so long as such other Lien is removed, satisfied or, if approved by Purchaser in its reasonable discretion, otherwise bonded over at or prior to the Closing, such that such Lien is not included as an exception on any Title Policy).
7.3    Notice of Breach. If, at or prior to the Closing, any of the Purchaser Knowledge Individuals has knowledge that any of the Seller’s Representations are untrue, inaccurate or incorrect, Purchaser shall deliver written notice to Seller thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right to cure such breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days and subject to the third sentence of Section 5.1) for the purpose of pursuing and completing such cure.
ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING
8.1    Purchaser’s Conditions to Closing. Without limiting any of the rights of Purchaser elsewhere provided for in this Agreement, Purchaser’s obligation to consummate the Transactions shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent on or prior to the Closing Date, provided Purchaser may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or as otherwise provided in this Agreement:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered in accordance with the terms of Section 5.2;
8.1.2    Each of Seller’s Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for Seller’s Representations expressly made as of another stated date, in which case as of such earlier date), except where the failure of any of such Seller’s Representations to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
8.1. 3    Seller shall have complied with, fulfilled and performed, in all material respects, each of the covenants to be complied with, fulfilled or performed by Seller hereunder on or prior to the Closing Date;
8.1.4    Seller shall not be a debtor in any bankruptcy proceeding; and
8.1.5    There shall not be in force any order, decree, judgment or injunction of any governmental authority enjoining or prohibiting the consummation of the Transactions or declaring illegal, invalid or nonbinding any of the material covenants or obligations of the Seller hereunder, and there shall not be any pending litigation or, to either Purchaser’s Knowledge or Seller’s Knowledge, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the Transactions or declare illegal, invalid or nonbinding any of the material covenants or obligations of the Seller hereunder.
If any condition set forth in this Section 8.1 is not satisfied on or prior to the Closing Date, Purchaser may, as its sole remedy, (a) waive any of the foregoing conditions and proceed to Closing with no offset or deduction from the Purchase Price, (b) terminate this Agreement and receive a return of the Deposit from the Escrow Agent, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (c) if such failure of any condition resulted from a default by Seller hereunder, exercise any of its remedies pursuant to Section 10.2; provided, however, that Purchaser shall not have the right to terminate this Agreement under this Section 8.1 if Purchaser’s action or failure to act has been the primary cause of the conditions set forth in this Section 8.1 failing to be satisfied on or before such date and such action or failure to act constitutes a breach of this Agreement by Purchaser.
8.2    Seller’s Conditions to Closing. Without limiting any of the rights of Seller provided for elsewhere in this Agreement, Seller’s obligation to close under this Agreement shall be subject to, and conditioned upon, the satisfaction and fulfillment of the following conditions precedent on or prior to the Closing Date, provided Seller may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or as otherwise provided in this Agreement:
8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations, warranties and covenants of Purchaser contained herein shall be true and correct in all material respects as of the Closing Date as though made on and as of such date;
8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants to be complied with, fulfilled or performed by Purchaser hereunder;
8.2.4    Purchaser shall not be a debtor in any bankruptcy proceeding; and
8.2.5    There shall not be in force any order, decree, judgment or injunction of any governmental authority enjoining or prohibiting the consummation of the Transactions or declaring illegal, invalid or nonbinding any of the material covenants or obligations of the Purchaser hereunder, and there shall not be any pending litigation or, to either Purchaser’s Knowledge or Seller’s Knowledge, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the Transactions or declare illegal, invalid or nonbinding any of the material covenants or obligations of the Purchaser hereunder.
If any condition set forth in this Section 8.2 is not satisfied on or prior to the Closing Date, Seller may, as its sole remedy, (a) waive any of the foregoing conditions and proceed to Closing, (b) terminate this Agreement, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (c) if such failure of any condition resulted from a default by Purchaser hereunder, exercise any of its rights and remedies pursuant to Section 10.1; provided that Seller shall not have the right to terminate this Agreement under this Section 8.2 if Seller’s action or failure to act has been the primary cause of the conditions set forth in this Section 8.2 failing to be satisfied on or before such date and such action or failure to act constitutes a breach of this Agreement by Seller.
ARTICLE IX
TERMINATION AND ABANDONMENT
9.1    Termination of this Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time on or before the Closing, in each of the following instances:
(a)    by mutual written agreement of Seller and Purchaser, in which case the Deposit shall be paid and released in accordance with the mutual direction of Seller and Purchaser;
(b)    by Purchaser giving written notice to Seller, at any time prior to the Closing, in the event of the occurrence of a Seller Default, in which case the Deposit shall be paid and released in accordance with Section 10.2;
(c)    by Seller giving written notice to Purchaser, at any time prior to the Closing, in the event of the occurrence of a Purchaser Default, in which case the Deposit shall be paid and released in accordance with Section 10.1;

(d)    by Purchaser pursuant to Section 4.4, Section 4.5, Section 8.1 or Article XI, in which case the Deposit shall be paid and released in accordance with Section 4.4, Section 4.5, Section 8.1 or Article XI, as applicable; or
(e)    by Seller pursuant to Section 8.2, in which case the Deposit shall be paid and released in accordance with Section 10.1.
9.2    Procedure Upon Termination. In the event either party exercises its right to terminate this Agreement pursuant to Section 9.1, this Agreement shall immediately terminate and shall be abandoned, without further action by any of the parties. If, prior to the Closing, either party elects to terminate this Agreement pursuant to the terms of Section 9.1 and makes a written demand upon Escrow Agent for payment of the Deposit in accordance with the terms hereof, Escrow Agent shall give written notice to the other party of such election to terminate and of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent shall be authorized to make such payment. If Escrow Agent does receive such written objection within five (5) Business Days of delivery of such notice by Escrow Agent, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction. Escrow Agent shall give written notice of such deposit to Seller and Purchaser in accordance with Section 14.6 of this Agreement.
ARTICLE X
DEFAULTS AND REMEDIES
10.1    Purchaser Default. If, prior to the consummation of the Closing, Purchaser (a) defaults on its obligations hereunder to (x) deliver to Escrow Agent the deliveries as required pursuant to the terms of Section 5.3, or (y) deliver the Purchase Price in accordance with Article II and consummate the Transactions on the Closing Date, or (b) defaults in any material respect on any of its other representations, warranties or obligations under this Agreement, and such default continues until the earlier of the Closing Date and 20 days after written notice from Seller (each, a “Purchaser Default”), then, at Seller’s election and as Seller’s exclusive remedy, Seller may terminate this Agreement immediately, pursuant to which Purchaser shall forfeit the Deposit to Seller and the Escrow Agent shall deliver the Deposit to Seller as liquidated damages resulting from the Purchaser Default (the parties agreeing that (i) quantifying the amount of Seller’s losses pursuant to termination due to a Purchaser Default would be difficult to quantify, and (ii) such sum is not a penalty, but rather a reasonable measure of Seller’s damages resulting from a termination due to a Purchaser Default).
10.2    Seller Default. If, prior to the consummation of the Closing, Seller (a) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries as required pursuant to the terms of Section 5.2 or to consummate the Transactions on the Closing Date, or (b) defaults in any material respect on any of its other representations, warranties or obligations under this Agreement (and, only in the case of the Seller’s Representations, the closing condition set forth in Section 8.1.2 is not satisfied), and such default continues until the earlier of the Closing Date and 20 days after written notice from Purchaser (each, a “Seller Default”), then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (i) terminate this Agreement, and the Deposit shall be returned to Purchaser, or (ii) subject to the conditions below, seek specific performance of Seller’s obligation to consummate the Transactions pursuant to and in accordance with this Agreement (but without seeking or collecting any Damages). In the event that Purchaser terminates this Agreement pursuant to clause (i) of the preceding sentence as a result of Seller’s knowing, intentional and willful actions, then Seller shall pay to the Purchaser an amount equal to Purchaser’s Expenses within ten (10) Business Days following such termination. Purchaser may seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Agreement only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Agreement; and (y) file suit therefor with the court on or before the date that is one hundred twenty (120) days after the Closing Date. If Purchaser fails to file an action for specific performance within one hundred twenty (120) days after the Closing Date, then Purchaser shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit in accordance with subsection (i) above. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY SELLER COVERED BY THE FIRST SENTENCE OF THIS SECTION 10.2. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.
ARTICLE XI
RISK OF CASUALTY
11.1    Closing. In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, then the parties shall consummate the Transactions in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding any such damage, destruction or casualty, in which case Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably and mutually agreed) of Seller’s rights and obligations with respect to the insurance claim related to such damage, destruction or casualty, and thereafter Purchaser shall receive (a) all insurance proceeds pertaining to such claim, less the sum of (i) any out-of-pocket costs incurred by Seller in pursuing or collecting such claim, plus (ii) any amounts which may already have been spent by Seller for Repairs, and (b) a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith. Seller shall not have the right to settle any claims related to any such damage, destruction or casualty without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
11.2    Repairs. To the extent that Seller elects to commence any Repairs with respect to any damage or destruction to the Property caused by fire or other casualty prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing. To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include all construction and other contracts entered into by Seller in connection with such Repairs (the “Construction Contracts”). The Construction Contracts and all plans in connection with any Repairs must be approved by Purchaser, which approval shall not be unreasonably withheld. All Repairs undertaken by Seller pursuant to this Section 11.2 shall be performed in accordance with applicable law.
ARTICLE XII
EMINENT DOMAIN
In the event that, prior to Closing, all or any material portion of any Facility is (or previously, but after the Effective Date, has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (a “Taking”), or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency with respect to all or any material portion of any Facility, then the parties shall consummate the Transactions in accordance with the terms of this Agreement for the full Purchase Price and Purchaser shall have all rights to, and receive the full benefit of, any condemnation award. Seller shall not have the right to settle any claims related to a Taking without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE XIII
INDEMNIFICATION & SURVIVAL PROVISIONS
13.1    Effective Date; Survival. All of the Seller’s Representations and the Purchaser’s Representations are made as of the Effective Date and shall be deemed remade as of the Closing Date pursuant to, and subject to, the Bring Down Certificates of Seller and Purchaser, as applicable. All of the Seller’s Representations, Seller’s Covenants and Purchaser’s Representations shall survive Closing for a period of twelve (12) months after the Closing Date (the “Outside Claim Date”), it being agreed that none of the other covenants or agreements contained in this Agreement shall survive the Closing except as otherwise expressly provided herein. Any claim by Seller or Purchaser with respect to any breach of the Seller’s Representations, Seller’s Covenants or the Purchaser’s Representations, respectively, shall be effective and valid only if made after Closing in writing (specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim, and the provisions of this Agreement upon which such claim is made) against the other party on or prior to the Outside Claim Date. Notwithstanding anything to the contrary contained herein, no individual claim shall be permitted hereunder with respect to any breach of the Seller’s Representations, Seller’s Covenants or the Purchaser’s Representations, unless the amount of such claim shall exceed Thirty-Five Thousand and 00/100 Dollars ($35,000) (any such claim, a “De Minimis Claim”).
Notwithstanding anything to the contrary contained in this Agreement, (i) if to Purchaser’s Knowledge, prior to the Closing, any of the Seller’s Representations is inaccurate, untrue or incorrect in any way, then, subject to Section 10.2, Purchaser shall not be permitted to make any claim and shall have no recourse, right of action or claim against Seller pursuant to this Article XIII or otherwise pursuant to this Agreement, or at law or in equity, and Seller shall have no liability or obligation to Purchaser, with respect to the breach of such Seller’s Representations (provided that this clause (i) shall only apply if Purchaser shall have had the right to terminate this Agreement pursuant to

Section 8.1), and (ii) if Purchaser has actual knowledge that any of the covenants of Seller to be performed on or before the Closing Date has not been performed prior to the Closing, and Purchaser consummates the Transactions even though Purchaser had the right to terminate this Agreement pursuant to Section 8.1 in connection with such non-performance, Purchaser will be deemed to have waived Seller’s satisfaction of any such covenants, and Purchaser shall have no recourse, right of action or claim against Seller in respect of any such breach of covenant.
Seller’s indemnification obligations under Section 13.2 with respect to Seller Indemnifiable Damages resulting from or arising out of any FCA Action shall survive Closing until sixty (60) days following the expiration of the applicable statute of limitations (the “Outside FCA Claim Date”). Any claim by Purchaser with respect to Seller Indemnifiable Damages resulting from or arising out of any FCA Action shall be effective and valid only if made in writing (specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim, and the provisions of this Agreement upon which such claim is made against Seller) on or prior to the Outside FCA Claim Date.
13.2    Indemnification by Seller. Subject to the other provisions of this Article XIII, after the Closing, Seller shall indemnify and hold Purchaser and its Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Purchaser Indemnified Party” and collectively as “Purchaser Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of (i) any breach of or inaccuracy in any of the Seller’s Representations when made or deemed remade, or Seller’s Covenants or (ii) any FCA Action (collectively, “Seller Indemnifiable Damages”).
13.3    Indemnification by Purchaser. Subject to the other provisions of this Article XIII, after the Closing, Purchaser shall indemnify and hold Seller and its Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Seller Indemnified Party” and collectively as “Seller Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Purchaser’s Representations when made or deemed remade (collectively, “Purchaser Indemnifiable Damages”).
13.4    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
13.4.1    Subject to Section 13.4.4, in no event shall Seller be liable for, or required to make any payment pursuant to Section 13.2, for any Seller Indemnifiable Damages suffered by any of the Purchaser Indemnified Parties (a) for any De Minimis Claims, and (b) unless and until the aggregate dollar amount of all such Seller Indemnifiable Damages (excluding De Minimis Claims) exceeds Four Million Three Hundred Seventy-Five Thousand Dollars and 00/100 ($4,375,000) (such amount, the “Seller Basket Amount”), and then only to the extent of such excess.

13.4.2    Subject to Section 13.4.4, the maximum aggregate liability of Seller in respect of all claims or rights of action against Seller for Seller Indemnifiable Damages shall be limited to, and not exceed, Twenty-Six Million Two Hundred Fifty Thousand Dollars and 00/100 ($26,250,000) (the “Seller Liability Cap”).
13.4.3    Subject to Section 13.4.4, in no event shall Purchaser be liable for, or required to make any payment pursuant to Section 13.3 for any Purchaser Indemnifiable Damages suffered by the Seller Indemnified Parties (a) for any De Minimis Claims, and (b) unless and until the aggregate dollar amount of all such Purchaser Indemnifiable Damages under this Agreement (excluding De Minimis Claims) exceeds One Million Five Hundred Thousand Dollars and 00/100 ($1,500,000) (such amount, the “Purchaser Basket Amount” and together with the Seller Basket Amount, as applicable, the “Basket Amount”), and then only to the extent of such excess.
13.4.4    Notwithstanding the foregoing provisions of this Section 13.4, (a) under no circumstances shall the Basket Amount or the Seller Liability Cap apply to Seller Indemnifiable Damages resulting from or arising out of (i) any breaches of or inaccuracies, when made, in the Seller’s Representations set forth in Section 6.1.1, Section 6.1.2, Section 14.24.2.1 or Section 14.24.2.2 or (ii) any FCA Action, (b) under no circumstances shall the Seller Liability Cap apply to Seller Indemnifiable Damages resulting from or arising out of any breaches of or inaccuracies, when made, in the Seller’s Representations set forth in Section 6.1.14, provided the maximum aggregate liability of Seller in respect of all claims or rights of action against Seller for Seller Indemnifiable Damages shall be limited to, and not exceed, an amount equal to Seller’s Net Proceeds, and (c) under no circumstances shall the Basket Amount apply to any Purchaser Indemnifiable Damages resulting from or arising out of any breaches of or inaccuracies in the Purchaser’s Representations in Section 6.3.1 or Section 6.3.2.
13.4.5    Following the Closing, subject to the other provisions of this Article XIII, Purchaser shall look solely to the Seller and Seller Guarantor (and to none of the other Seller Indemnified Parties) with respect to any claim against Seller for a breach of or inaccuracy in any of the Seller’s Representations and Seller’s Covenants, and shall have no recourse against any Seller Indemnified Party (other than Seller and Seller Guarantor) with respect to such claims, and none of the Purchaser Indemnified Parties shall (or shall have the right to) seek, pursue or enter any judgment or collect (or attempt to collect) an amount in excess of the Seller Liability Cap with respect to such matters. Purchaser shall be required to notify Seller prior to the Outside Claim Date of any claim against Seller for a breach of or inaccuracy in any of the Seller’s Representations or Seller’s Covenants, and to notify Seller prior to the Outside FCA Claim Date of any claim against Seller for indemnification with respect to Seller Indemnifiable Damages resulting from or arising out of any FCA Action, in each case pursuant to Section 13.2 by the delivery of a written notice (each such notice, a “Notice of Claim” and each such claim identified therein, a “Noticed Claim”) setting forth: (i) the dollar amount of the Seller Indemnifiable Damages relating to the Noticed Claim (or a reasonable estimate of the amount of such Noticed Claim, if reasonably estimable by Purchaser); (ii) the aggregate dollar amount of all prior Seller Indemnifiable Damages pursuant to Section 13.2 of this Agreement asserted by any of the Purchaser Indemnified Parties against Seller to date (or a reasonable estimate of the amount of all prior Noticed Claims, if any, if reasonably estimable); (iii) whether the Basket Amount (if applicable) has been exceeded; and (iv) the aggregate dollar amount of Seller Indemnifiable Damages paid to Purchaser or any other Purchaser

Indemnified Party to date. If Purchaser and Seller cannot mutually agree upon the settlement of any such Noticed Claim, Purchaser shall be deemed to have waived its right to pursue such Noticed Claim (and any right to collect from Seller with respect to such Noticed Claim), unless Purchaser brings a court action with respect to such Noticed Claim on or prior to the date that is thirty (30) days after the Outside Claim Date, or the Outside FCA Claim Date, as applicable.
13.5    Indemnification Procedures. The party or parties making a claim for indemnification under Section 13.2 or Section 13.3 shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted under this Section 13.5 shall be, for purposes of this Agreement, referred to as the “Indemnifying Person.” All claims by any Indemnified Person under this Article XIII for Third Party Claims shall be asserted and resolved as follows:
13.5.1    In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person which is covered by the indemnification provisions of this Article XIII (in each such case, a “Third Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third Party Claim to be forwarded to the Indemnifying Person (a “Notice of Third Party Claim”). The failure of the Indemnified Person to deliver promptly to the Indemnifying Person a Notice of Third Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 13.5.2, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third Party Claim with counsel reasonably acceptable to the Indemnified Person. The costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person. In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to any matter for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to participate in such defense (which counsel shall be reasonably satisfactory to the Indemnifying Person) and at the expense of the Indemnifying Person, in the defense of any Third Party Claim.
13.5.2    With respect to the defense of any Third Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense if the Indemnifying Person fails to assume control of the defense or materially fails to defend such claim.
13.5.3    If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Purchaser and Seller will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating or responsive to the Third Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, the Indemnified Person shall not have an obligation to disclose any information or documents, that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Person), or privileged (including pursuant to any attorney-client privilege). The Indemnified Person and the Indemnifying Person shall render, and shall cause their respective employees to render, to each other, at the sole cost and expense of the Indemnifying Person (with costs and expenses being subject to the Seller Liability Cap, as applicable) such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.
13.5.4    If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third Party Claim without the consent of the Indemnified Person provided that (i) no amount in excess of the Basket Amount (if applicable) is payable by such Indemnified Person in connection with such settlement, (ii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnified Person, (iii) such settlement expressly and unconditionally releases such Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice and (iv) such settlement does not include an admission of wrongdoing of or by the Indemnified Person; provided, further, that no settlement by the Indemnifying Person of a Third Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article XIII.
13.5.5    The amount of any Indemnifiable Damages shall be determined net of (i) the present value of any tax benefit inuring to such Indemnified Person on account of such Damages, (ii) payments recovered by such Indemnified Person under any insurance policy with respect to such Damages, and (iii) any net prior recovery by such Indemnified Person from any other third party with respect to such Damages. If the Indemnifying Person has paid the Indemnified Person pursuant to the provisions of this Article XIII with respect to a claim for which payment of the type described in clauses (ii) and (iii) of the preceding sentence is subsequently received by the Indemnified Person, the Indemnified Person will promptly pay to the Indemnifying Person the amount of such duplicative payment (net of any costs of recovery); provided, that the amount of such payment will not exceed the sums paid by the Indemnifying Person to the Indemnified Person in connection with the occurrence giving rise to the Indemnifiable Damages.
13.5.6    In respect of any Damages for which indemnification may be sought pursuant to this Article XIII, the Indemnified Person shall (and shall cause its Affiliates to) (a) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages to which it may be entitled to indemnification under this Agreement except to the extent that the Indemnified Person believes in good faith that the taking of such action would have material and adverse consequences for the Indemnified Person, and (b) select the lowest cost remedy available consistent with good business practice. The terms of Section 13.5 are not intended to modify in any manner the limitations on liability set forth in Section 13.4.

13.6    Tax Treatment. For all tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.
13.7    Exclusive Remedy. Purchaser and Seller acknowledge and agree that following the Closing the indemnification provisions of this Article XIII shall be the exclusive rights and remedy of Purchaser (and all other Purchaser Indemnified Parties) and Seller (and all other Seller Indemnified Parties) under this Agreement (other than each party’s right to enforce the terms of Section 14.13 hereof).
13.8    Manner of Payment. Any indemnification payments made by Seller or Purchaser pursuant to this Article XIII shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final determination thereof.
13.9    Materiality. Any “materiality,” “Material Adverse Effect” or similar qualifications in the Seller’s Representations and the Purchaser’s Representations shall be disregarded for purposes of (a) determining the breach or inaccuracy of the Seller’s Representations and the Purchaser’s Representations, and (ii) calculating the amount of any Indemnifiable Damages resulting from the breach or inaccuracy of the Seller’s Representations and the Purchaser’s Representations.
13.10    REIT Savings Clause. Notwithstanding anything in this Agreement to the contrary, in no event shall any amount paid to any Purchaser Indemnified Party pursuant to this Agreement in any taxable year exceed the maximum amount that can be paid in such year without causing any Purchaser Indemnified Party, or any direct or indirect owner of such Purchaser Indemnified Party, in each case which is a Real Estate Investment Trust (a “REIT”), to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in Section 856(C)(2)(A)-(I) and Section 856(C)(3)(A)-(I) of the Code (“Qualifying Income”) as determined by independent accountants to Purchaser. If the maximum amount that can be paid for any taxable year under the preceding sentence is less than the amount which Seller would otherwise be obligated to pay to the Purchaser Indemnified Parties pursuant to Article XIII (the amount of such deficit, the “Deficit Amount”), the Purchaser Indemnified Parties shall so notify Seller, and Seller shall (at the Purchaser Indemnified Parties’ sole cost and expense) place the Deficit Amount in escrow and shall not execute any instrumentation permitting a release of any portion thereof to the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties shall not be entitled to any such amount, unless and until Seller and escrow holder receive (all at the Purchaser Indemnified Parties’ sole cost and expense) notice from Purchaser, together with either (a) an opinion of Purchaser’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income, (b) a ruling from the IRS stating that the receipt by the Purchaser Indemnified Parties of the Deficit Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (c) a letter from Purchaser’s independent accountants indicating the maximum amount that can be paid at that time to the Purchaser Indemnified Parties without causing any Purchaser Indemnified Party or any direct or indirect owner of such Purchaser Indemnified Party, in each case which is a REIT, to fail to meet the REIT Requirements for any relevant taxable year, together with either a ruling from the IRS issued to Purchaser or an opinion of Purchaser’s tax counsel to the effect that such payment would not be treated as includible in the income of the applicable Purchaser Indemnified Party for any prior taxable year, in which event the escrow holder shall pay such maximum amount. Seller’s and escrow holder’s obligation to pay any Deficit Amounts shall terminate ten (10) years from the date of this Agreement and, upon such date, the escrow holder shall remit any remaining funds in escrow to Seller and Seller shall have no obligation to make any further payments to the Purchaser Indemnified Parties notwithstanding that such Deficit Amounts have not been paid as of such date. For all purposes of this Agreement, (i) the Purchaser Indemnified Parties release Seller from any claims that may arise from actions taken by Seller at the request of the Purchaser Indemnified Parties or their agents under this Section 13.10, and (ii) the Purchaser Indemnified Parties’ right to receive Deficit Amounts shall be limited to the amounts in escrow and Seller shall have no obligation to make any further payments to any Purchaser Indemnified Party with respect to such Deficit Amounts.
13.11    Brokerage. Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement, other than the services of Morgan Stanley & Co. LLC, in its capacity as financial advisor to Seller (“Financial Advisor”). Seller shall pay any and all fees that may be due and payable to Financial Advisor in connection with the Transactions pursuant to a separate agreement with Financial Advisor. Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against any breach of the terms of this Section 13.11 and any Damages relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.
ARTICLE XIV
MISCELLANEOUS
14.1    Binding Effect of Agreement. This Agreement shall not be binding on either party until executed by both Purchaser and Seller and the Deposit is received by Escrow Agent. Subject to Section 14.3, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.
14.2    Exhibits; Schedules; Annexes. All Exhibits, Schedules and Annexes, whether or not annexed hereto, are a part of this Agreement for all purposes.
14.3    Assignability. This Agreement is not assignable by Purchaser without first obtaining the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Agreement, without first obtaining the prior written approval of Seller, to an Affiliate of Purchaser so long as Purchaser shall not be released from its liability hereunder and Purchaser provides written notice to Seller of any such proposed assignment not later than five (5) Business Days prior to the Closing Date.
14.4    Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
14.5    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

14.6    Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally-recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All notices shall be deemed effective when actually delivered; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:	NorthStar Asset Management Group 2 Bethesda Metro Center, Suite 1300 Bethesda, MD 20814 Attn: Doug Bath Email: dbath@nsamgroup.com

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attn: Harris B. Freidus Email: hfreidus@paulweiss.com

To Seller:	c/o Holiday Retirement 5885 Meadows Road, Suite 500 Lake Oswego, Oregon 97035 Attention: Chief Legal Officer Email: legal@holidaytouch.com

with a copy to:	c/o Fortress Investment Group LLC 1345 Avenue of the Americas New York, New York 10105 Attn: Brittain Rogers

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive, Suite 2700 Chicago, Illinois 60606 Attention: Nancy M. Olson Email: nancy.olson@skadden.com
Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company
929 Kings Highway East, 3rd Floor
Fairfield, Connecticut 06825
Attention: Laura Curley
Email: lcurley@stewart.com
Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.
14.7    Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of Purchaser and Seller shall submit to the exclusive jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of Purchaser and Seller shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or Seller is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or Seller’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Seller, Purchaser or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.
14.8    Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.
14.9    Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties.
14.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11    Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.
14.12    Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.
14.13    Confidentiality/Press Releases.
(a)    Subject to the further provisions of this Section 14.13, each party hereto agrees that (i) the provisions of this Agreement, and (ii) prior to Closing, (A) all other understandings, agreements and arrangements between and among the parties, and (B) all other non-public information received from, or otherwise relating to, the Property (or any portion thereof), Purchaser and/or Seller or their respective Affiliates shall be, and be kept, confidential, and shall not be disclosed or otherwise released to any other Person (other than by any party to such party’s Affiliates, provided that such party shall be responsible and liable to the other party for any breach of this Section 14.13 by its Affiliates), without the written consent of Purchaser or Seller, as applicable. Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided to Purchaser hereunder, in each case that is proprietary to Seller (including, without limitation, information regarding Seller’s operating results from the Property) shall be confidential and Purchaser shall be prohibited from making public or disclosing such information to any other Person, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the obligations of the parties under the preceding two (2) sentences shall not apply in the following instances:
(i)    to the extent that the disclosure of information otherwise determined to be confidential is required by legal requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (A) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (B) such disclosing party shall, if requested by the other party and the to the extent practicable, provide reasonable cooperation with the other party to protect the continued confidentiality thereof;
(ii)    the disclosure of confidential information to any directors, officers, employees, consultants, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) of a party who agree to hold confidential such information substantially in accordance with the terms of this Section 14.13 or who are otherwise bound by a duty of confidentiality to such party; and
(iii)    Purchaser (or any of its Affiliates) shall have the right to disclose such confidential information as is, in the opinion of Purchaser’s counsel, required to be disclosed in connection with Purchaser’s (or any of its Affiliates’) quarterly earnings results, annual reports or financing activities.

(b)    All pre-Closing publicity concerning the Transactions, and any post-Closing publicity concerning the Transactions, shall be jointly planned, coordinated, approved and released by and among the Seller and Purchaser; provided, however, that nothing herein shall prohibit either party from making any press release or disclosure as may be permitted pursuant to Section 14.13(a).
(c)    The confidentiality obligations set forth in this Section 14.13 shall survive for a period of two (2) years following the earlier to occur of (i) the Closing and (ii) the earlier termination of this Agreement.
14.14    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.
14.15    Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.
14.16    Time Periods. Should the last day of a time period contemplated by this Agreement fall on a day other than a Business Day, the next Business Day thereafter shall be considered the end of the time period.
14.17    No Personal Liability of Officers, Trustees or Directors. Purchaser acknowledges that this Agreement is entered into by and among Seller, Seller Guarantor and Purchaser, and Purchaser agrees that none of the Seller Indemnified Parties (other than Seller and, to the extent specified herein, Seller Guarantor) shall have any personal liability under this Agreement or any document executed in connection with the Transactions. Seller acknowledges that this Agreement is entered into by and among Seller, Seller Guarantor and Purchaser, and Purchaser agrees that none of Purchaser Indemnified Parties (other than Purchaser) shall have any personal liability under this Agreement or any document executed in connection with the Transactions.
14.18    No Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of this Agreement or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.
14.19    Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

14.20    Survival. The provisions of The provisions of Section 2.2, Section 2.3, Section 3.1, Section 3.2, Article V, Article VI, Section 7.1, Article XIII and this Article XIV shall survive the Closing.
14.21    Multiple Purchasers. As used in this Agreement, the term “Purchaser” includes all entities acquiring any interest in the Property at the Closing including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 14.3 of this Agreement. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Purchaser hereunder.
14.22    Multiple Sellers/Purchasers. In the event that “Seller” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Seller hereunder. If Purchaser delivers notice to one Seller hereunder, such notice shall be deemed delivered to each Seller. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Purchaser hereunder. If Seller delivers notice to one Purchaser hereunder, such notice shall be deemed delivered to each Purchaser.
14.23    WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
14.24    Seller Guarantor.
14.24.1    Seller Guarantor acknowledges and agrees that it is an affiliate of Seller and that the consummation of the Transactions will provide substantial and direct benefit to Seller Guarantor. As an inducement to Purchaser to enter into this Agreement, Seller Guarantor, for value received, subject to the terms contained herein, does hereby unconditionally, absolutely and irrevocably, guarantee, as principal and not as surety, (a) the due and punctual payment of all monetary obligations hereafter due and payable by Seller under Article XIII of this Agreement and (b) Purchaser’s Expenses if and only if Purchaser is entitled to recover the same pursuant to the provisions of Section 10.2 (collectively, the “Seller Guaranty”). This Seller Guaranty is unconditional, absolute and irrevocable irrespective of circumstances which might otherwise constitute a legal or equitable discharge of, or any defense, setoff or counterclaim available to, Seller Guarantor. Seller Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller, protest, notice and all demands whatsoever in connection with the payment of all monetary obligations hereafter due and payable by Seller under Article XIII of this Agreement. The guarantee under this Section 14.24 constitutes a guarantee of payment when due and not merely of collection.
14.24.2    For the purpose of inducing Purchaser to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller Guarantor represents and warrants to Purchaser the following as of the Effective Date:
14.24.2.1    Seller Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

14.24.2.2    Seller Guarantor, acting through any of its or their duly empowered and authorized officers or members, has full power and authority to enter into this Agreement and to perform its obligations hereunder, and no consent of any of Seller Guarantor’s partners, directors, officers or members are required to so empower or authorize Seller Guarantor. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller Guarantor is a party or by which Seller Guarantor is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller Guarantor’s ability to perform its obligations hereunder or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Seller Guarantor or by which Seller Guarantor or the property of Seller Guarantor is bound.
14.24.2.3    This Agreement is a valid and binding agreement, enforceable against Seller Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
14.24.2.4    No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any applicable governmental authority is required to be obtained or made by Seller Guarantor in connection with the execution and delivery of this Agreement, or the consummation of the Transactions which Seller Guarantor has not already obtained or made.
14.24.3    Except with respect to Seller Indemnifiable Damages resulting from or arising out of any FCA Action, this Seller Guaranty shall terminate automatically on the date that is the earlier of (i) the Outside Claim Date if no claim has been made by Purchaser or any Purchaser Indemnified Party pursuant to the terms of Section 13.2(i) in accordance with the terms of Section 13.1 prior to the Outside Claim Date or (ii) the date that all claims made by Purchaser or any Purchaser Indemnified Party pursuant to the terms of Section 13.2(i) and prior to the Outside Claim Date have been paid in full or otherwise resolved. With respect to Seller Indemnifiable Damages resulting from or arising out of any FCA Action, this Seller Guaranty shall terminate automatically on the date that is the earlier of (i) the Outside FCA Claim Date if no claim has been made by Purchaser or any Purchaser Indemnified Party pursuant to the terms of Section 13.2(ii) in accordance with the terms of Section 13.1 prior to the Outside FCA Claim Date or (ii) the date that all claims made by Purchaser or any Purchaser Indemnified Party pursuant to the terms of Section 13.12(ii) and prior to the Outside FCA Claim Date have been paid in full or otherwise resolved.
14.24.4    In the event that Seller Guarantor, after the Closing and prior to the termination of this Seller Guaranty pursuant to the terms of Section 14.24.3, enters into an agreement pursuant to which Seller Guarantor agrees to sell or transfer all or substantially all of its assets, or to consummate any other transaction, and the Net Worth of Seller Guarantor immediately following the consummation of such transaction (excluding the cash proceeds of such sale or transfer or other transaction) is reasonably estimated to be less than $100,000,000, Seller Guarantor shall prior to the consummation of such transaction (i) cause a replacement guarantor with a Net Worth in excess of $100,000,000 to assume in writing the obligations of Seller Guarantor under this Seller Guaranty or (ii) escrow funds with Escrow Agent in an amount satisfactory to Purchaser in its sole discretion (the “Escrow Funds”), in which case this Seller Guaranty shall automatically terminate and the Escrow Funds shall be held by Escrow Agent pursuant to an escrow agreement in form reasonably acceptable to Seller Guarantor and Purchaser and used for the purpose of satisfying the Seller Indemnifiable Damages, if any.
14.24.5    Seller Guarantor shall deliver to Purchaser (i) unaudited financial statements of Seller Guarantor within sixty (60) days after the end of each fiscal quarter of Seller Guarantor, and (ii) audited financial statements of Seller Guarantor within one hundred twenty (120) days after the end of each fiscal year of Seller Guarantor. The obligations of this Section 14.24.5 shall apply until termination of this Seller Guaranty pursuant to the terms of Section 14.24.3.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

Seller:
CITATION-MADISON HOUSE, LTD., an Arizona limited partnership

BROOKSIDE RETIREMENT RESIDENCE LIMITED PARTNERSHIP, an Oregon limited partnership

AUBURN RETIREMENT RESIDENCE LIMITED PARTNERSHIP, an Oregon limited partnership

APPLE VALLEY RETIREMENT RESIDENCE LIMITED PARTNERSHIP, an Oregon limited partnership

LODI RETIREMENT RESIDENCE LIMITED PARTNERSHIP, an Oregon limited partnership

CLOVIS RETIREMENT RESIDENCE LIMITED PARTNERSHIP, an Oregon limited partnership

CITATION-TAMARACK, LTD., an Illinois limited partnership

CORPUS CHRISTI RETIREMENT RESIDENCE LIMITED PARTNERSHIP, an Oregon limited partnership

POINT DEFIANCE VILLAGE LIMITED PARTNERSHIP, a Washington limited partnership

By:	HARVEST GENERAL PARTNER I
LLC, a Delaware limited liability
company

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

HARVEST SUNBURY VILLAGE RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST SOUTH COLLEYVINE RANCH RETIREMENT RESIDENCE LLC, a Delaware limited liability company

By:	HARVEST MEZZANINE II LLC, a
Delaware limited liability company

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

COLUMBIA MO RETIREMENT RESIDENCE LLC, an Oregon limited liability company

LEE’S SUMMIT RETIREMENT RESIDENCE LLC, an Oregon limited liability company

ST. LOUIS II RETIREMENT RESIDENCE LLC, an Oregon limited liability company

PERINTON RETIREMENT RESIDENCE LIMITED LIABILITY COMPANY, an Oregon limited liability company

CLARENCE RETIREMENT RESIDENCE LLC, an Oregon limited liability company

SANDY RETIREMENT RESIDENCE LLC, an Oregon limited liability company

By:	HARVEST MANAGING MEMBER I
LLC, a Delaware limited liability company

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

HARVEST LAS CRUCES RETIREMENT RESIDENCE, LLC, a Delaware limited liability company

HARVEST COTTONWOOD ESTATES RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST ENGLEWOOD ESTATES LLC, a Delaware limited liability company

HARVEST RIO NORTE RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST CHARBONNEAU RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST EVERGREEN PLACE RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST FERNWOOD AT THE PARK RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST PARKWAY CHATEAU RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST SPRINGS OF EL CAJON RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST VINEYARD COMMONS RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST ATRIUM OF GRAND VALLEY RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST MESA VIEW RETIREMENT RESIDENCE LLC, a Delaware limited liability company
HARVEST GUILFORD RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST WINDHAM FALLS ESTATES RETIREMENT RESIDENCE LLC, a Delaware limited liability company

HARVEST ESSINGTON PLACE RETIREMENT RESIDENCE LLC, a Delaware limited liability company

By:	HARVEST MEZZANINE I LLC, a
Delaware limited liability company

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

EXECUTED FOR THE SOLE PURPOSE
OF AGREEING TO BE BOUND BY
SECTION 14.24:

Seller Guarantor:

Harvest Facility Holdings LP, a Delaware
limited partnership

By:	Harvest Facility Holdings GP LLC, a
Delaware limited liability company, its
general partner

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

PURCHASER:
WINTERFELL HEALTHCARE HOLDINGS – T, LLC, a Delaware limited liability company

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General
Counsel and Secretary

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General
Counsel and Secretary

ANNEX 1
DEFINED TERMS
“ADA” shall have the meaning set forth in Section 6.2.6.
“Additional Deposit” shall have the meaning set forth in Section 5.1.
“Affiliate” shall mean, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Allocated Purchase Price” shall have the meaning set forth in Section 2.2.2.
“Allocation Statement” shall have the meaning set forth in Section 2.2.2.
“Assigned Contract” means each Commercial Lease and each other Property Contract set forth on Exhibit K attached hereto, subject to receipt of any required consent.
“Basket Amount” shall have the meaning set forth in Section 13.4.3.
“Bring Down Certificate” shall have the meaning set forth in Section 5.2.5.
“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York.
“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.
“Closing Date” means the Scheduled Closing Date or, if applicable, such other date as mutually agreed by the parties or such date to which the Scheduled Closing Date is adjourned pursuant to an extension of the Scheduled Closing Date as contemplated by the terms of Section 5.1.
“Closing Statement” shall have the meaning set forth in Section 5.2.7.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Commercial Lease” means all real property leases, subleases and other occupancy contracts, whether or not of record, to which Seller is a party and which provide for the use or occupancy of space or facilities at any Facility or any portion of the Property and which are in force as of the Closing Date, other than any Resident Agreement with any Resident.
“Common Products” shall have the meaning set forth in Section 6.1.15.1(b).

ANNEX 1-1

“Consolidated Subsidiary” shall mean, with respect to Seller Guarantor, any subsidiary or other entity the accounts of which would be consolidated with those of Seller Guarantor in its consolidated financial statements if such statements were prepared as of such date.
“Construction Contracts” shall have the meaning set forth in Section 11.2.
“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.
“Cumulative Straight-line Rent” shall mean the sum of all non-cash straight-line rent adjustments made by Seller Guarantor or its Consolidated Subsidiaries, whether made before or after the date of calculation, but only to the extent such adjustments remain directly reflected as an asset or as a liability on the balance sheet of Seller Guarantor as of the applicable date of calculation.
“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses); provided, however, Damages will not include punitive, consequential, special or indirect damages, including without limitation business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value, except to the extent that such damages are payable by an Indemnified Person to a thirty party in a Third Party Claim; provided further, however, that Damages include consequential damages to the extent that such damages were reasonably foreseeable.
“Data Site” means the Intralinks data room titled “Project Winterfell.”
“Deed” shall mean a special warranty deed (or the equivalent in the applicable jurisdiction).
“deemed to know” (or words of similar import) shall have the following meaning: Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Materials or the Third-Party Reports.
“Deficit Amount” shall have the meaning set forth in Section 13.10.
“Deposit” means shall have the meaning set forth in Section 2.2.1(a).
“De Minimis Claim” shall have the meaning set forth in Section 13.1.
“Disclosure Schedules” shall have the meaning set forth in Article VI.
“Effective Date” shall have the meaning set forth in the introductory paragraph.

ANNEX 1-2

“Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act 42 U.S.C. Section 300(f) et seq. and all other applicable state, county, municipal, or, administrative ordinances, rules, regulations, judgments, and orders relating or pertaining to (A) the protection, preservation or reclamation of the environment or natural resources or (B) the management, release and threatened release of Hazardous Materials.
“Escrow Agent” shall have the meaning set forth in Section 2.2.1.
“Escrow Agreement” shall have the meaning set forth in Section 2.3.1.
“Escrow Funds” shall have the meaning set forth in Section 14.24.4.
“Existing Survey” shall have the meaning set forth in Section 4.2.
“Excluded Assets” means (i) receivables, (ii) Excluded Permits, (iii) Property Contracts and any other contracts described as items (ii) and (iii) in the definition of Property Contracts (other than the Assigned Contracts), (iv) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (v) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (vi) utility and other deposits, (vii) insurance or other prepaid items, (viii) Seller’s proprietary books and records, (ix) all motor vehicles used by Seller or any of its Affiliates in connection with the operation of the Facilities, and (x) any right, title or interest in or to the Seller Marks.
“Excluded Permits” means those Permits which, under applicable law, are nontransferable.
“Excluded Property” shall have the meaning set forth in Section 4.5.
“Facilities” shall mean the facilities identified on Schedule I, and each a “Facility.”
“Facility Employees” shall have the meaning set forth in Section 6.1.13.
“Facility Owner” shall mean, with respect to each Facility, the entity that acquires fee ownership in such Facility.
“FCA Action” shall mean any actual or alleged violation of the False Claims Act, 31 U.S.C. §§ 3729-3733, any successor or similar federal or state statutes or laws, and any regulations promulgated under any of the foregoing, in each case as amended, or any actual or alleged illegal conduct with respect to benefits or deferrals of rent for veterans or their family members, in each case by, or caused by, Seller, any of its Affiliates or any of its or its Affiliates’ respective agents and employees, or any inquiry, investigation or litigation relating to such (actual or alleged) violation or conduct to the extent occurring or arising prior to the Closing Date.

ANNEX 1-3

“FHA” shall have the meaning set forth in Section 6.2.6.
“Financial Advisor” shall have the meaning set forth in Section 13.11.
“Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Closing Date, to the extent transferable, and used or usable exclusively in connection with the occupation or operation of all or any part of the Property; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes (a) assets that are not owned or leased by Seller (including, without limitation, assets owned or leased by any Resident or guest, employee or other person furnishing goods or services to the Property), and (b) assets owned by Seller but not used exclusively for the business, operation or management of the Property. In addition, the term “Fixtures and Tangible Personal Property” specifically excludes (i) all mobile and personal communication devices, including, without limitation all cellular phones, smartphones, tablets, phablets, netbooks and check and credit card scanning devices and (ii) desktop, laptop and peripheral computers and data storage devices together with related electronic devices, accessories, printers (other than any copier machines owned by Seller), monitors and keyboards other than computer equipment necessary to operate security or gate systems at the Property. Seller shall have the right to remove any software or data from any computer equipment used to operate security or gate systems at the Property that it determines to be proprietary, confidential or otherwise not essential to the operation of the security or gate system in its sole and absolute discretion.
“General Assignment” shall have the meaning set forth in Section 5.2.3.
“Hazardous Materials” means any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, asbestos-containing materials in any form, and radon gas.
“Holiday Manager” shall have the meaning set forth in Section 5.2.6.
“Improvements” means all buildings and improvements located on the Land (including, but not limited to, the Facilities).
“Indemnified Person” shall have the meaning set forth in Section 13.5.
“Indemnifying Person” shall have the meaning set forth in Section 13.5.
“Initial Deposit” means shall have the meaning set forth in Section 2.2.1(a).
“IRS” means the United States Internal Revenue Service.

ANNEX 1-4

“Land” means all of those certain tracts of land described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.
“Lien” shall have the meaning set forth in Section 7.2.
“Maintenance Capex Difference” shall have the meaning set forth in Section 5.4.4.
“Management Agreement” has the meaning set forth in Section 5.2.6.
“Manager” means Harvest Management Sub LLC, the current Manager of each of the Facilities.
“Material Adverse Effect” means any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes, or effects, has had and/or would have a materially adverse effect on (a) the business, affairs, assets, results of operations or financial condition of Seller and the Property, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that for purposes of clause (a) “Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Seller to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the senior living industry in the United States generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the applicable laws in the geographic regions in which Seller operates or owns or leases properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Transactions (including the identity of the Purchaser and the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees), (vii) the taking of any action permitted by the terms of this Agreement, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Purchaser, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of the Property (or any portion thereof) that is substantially covered by insurance, or (x) changes in law or generally accepted accounting principles, which in the case of each of clauses (ii), (iii), (v) and (x) do not disproportionately affect Seller, taken as a whole, relative to other participants in the senior living industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect Seller, taken as a whole, relative to other participants in the senior living industry in the geographic regions in which Seller operates or owns or leases properties.
“Materials” shall have the meaning set forth in Section 3.1.1.
“Miscellaneous Property Assets” means all warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller including all of Seller’s rights, if any, in and to the Facility names identified in Schedule I.

ANNEX 1-5

“Mortgage” shall have the meaning set forth in Section 4.4.
“National Contracts” shall mean any national or other contracts in the name of Manager or one of its Affiliates pursuant to which any Facility, as well as any facility that is not a part of the Property, is receiving goods, services and/or other benefits.
“Net Worth” means, as of the date of determination, for Seller Guarantor and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, an amount equal to the book value of Seller Guarantor’s tangible assets as of such date, plus (a) (i) accumulated depreciation and (ii) the Cumulative Straight-line Rent (to the extent reflected as a liability on the balance sheet of Seller Guarantor as of the applicable date of calculation), minus (b) (i) the liabilities of Seller Guarantor as of such date, and (ii) the Cumulative Straight-line Rent (to the extent reflected as an asset on the balance sheet of Seller Guarantor as of the applicable date of calculation), each as determined in accordance with GAAP.

“New Exception” shall have the meaning set forth in Section 4.5.
“New Exception Review Period Expiration Date” shall have the meaning set forth in Section 4.5.
“Notice of Claim” and “Noticed Claim” shall have the meaning set forth in Section 13.4.5.
“Notice of Third Party Claim” shall have the meaning set forth in Section 13.5.1.
“Outside Claim Date” shall have the meaning set forth in Section 13.1.
“Permits” means all licenses, permits and authorizations granted by any applicable governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.
“Permitted Exceptions” shall have the meaning set forth in Section 4.3.
“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.
“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

ANNEX 1-6

“Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) Assigned Contracts, Resident Agreements, Permits (other than Excluded Permits), and the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and/or used exclusively in its operation, but specifically excluding the Excluded Assets and the Excluded Property.
“Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, and similar contracts, regardless of whether entered into by Seller, Manager, or an Affiliate of either, which relate exclusively to the ownership, maintenance, on-going construction, repair and/or operation of the Property (or any portion thereof), whether or not assignable by their terms, including any Commercial Lease, but not including (i) any Resident Agreements, (ii) any National Contracts and (iii) any property management contract for the Property.
“Property Contracts List” shall have the meaning set forth in Section 6.1.4.
“Property Financial Statements” shall mean the statements identified in Schedule 6.1.14, including the notes and schedules thereto.
“Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.
“Purchaser Consultants” shall have the meaning set forth in Section 4.3.1.
“Purchaser” shall have the meaning set forth in the introductory paragraph.
“Purchaser Basket Amount” shall have the meaning set forth in Section 13.4.3.
“Purchaser Default” shall have the meaning set forth in Section 10.1.
“Purchaser Indemnified Parties” shall have the meaning set forth in Section 13.2.
“Purchaser Knowledge Individuals” shall have the meaning set forth in Section 6.3.
“Purchaser’s Expenses” shall mean all actual out-of-pocket and reasonably documented costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, due diligence expenses, legal expenses, expenses in connection with preparations for Closing, amounts paid or owed to Purchaser’s contemplated lender (including non-refundable rate lock fees, commitment fees and legal and other due diligence expenses), but excluding hedging costs and costs and expenses incurred in connection with any equity offering.
“Purchaser’s Knowledge” shall have the meaning set forth in Section 6.3.
“Purchaser’s Representations” means the representations set forth in Section 6.3.

ANNEX 1-7

“Qualifying Income” shall have the meaning set forth in Section 13.10.
“Records Disposal Notice” shall have the meaning set forth in Section 5.4.12.
“Records Hold Period” shall have the meaning set forth in Section 5.4.12.
“REIT” shall have the meaning set forth in Section 13.10.
“Removal Cap Amount” shall have the meaning set forth in Section 4.4.
“Remove” shall mean, with respect to any matter disclosed in the Title Documents, that Seller causes the Title Company to remove or affirmatively insure over such matter as an exception to the applicable Title Policy for the benefit of Purchaser, whether such removal or insurance is made available, at the sole discretion of Seller, in consideration of payment, bonding, indemnity of Seller or otherwise (provided that in the case of a mortgage or security interest granted by Seller, “Remove” shall mean the delivery by the holder thereof of a recordable cancellation, release or a payoff letter satisfactory to the Title Company unconditionally obligating such holder to release or cancel upon repayment at Closing of the loan secured thereby).
“Rent Roll” shall have the meaning set forth in Section 6.1.5.
“Repairs” means restoration and/or replacement of all or any portion of any Facility and the related Property.
“Required Consents” shall have the meaning set forth in Section 6.1.11.
“Resident” means any person or entity entitled to occupy any portion of the Property under a Resident Agreement.
“Resident Agreements” means all leases, subleases and other occupancy contracts, whether or not of record, to which Seller is a party and which provide for the use or occupancy of residential space or facilities in any Facility and which are in force as of the Closing Date for the Property, excluding any affiliate agreement terminated at or prior to Closing.
“Resident Agreement Form” shall have the meaning set forth in Section 6.1.6.
“Resident Agreements Assignment” shall have the meaning set forth in Section 5.2.4.
“Scheduled Closing Date” shall have the meaning set forth in Section 5.1.
“Seller” shall have the meaning set forth in the introductory paragraph.
“Seller Adjournment” shall have the meaning set forth in Section 5.1.
“Seller Basket Amount” shall have the meaning set forth in Section 13.4.1.
“Seller Default” shall have the meaning set forth in Section 10.2.

ANNEX 1-8

“Seller Guarantor” means Harvest Facility Holdings LP.
“Seller Guaranty” shall have the meaning set forth in Section 14.24.1.
“Seller Indemnifiable Damages” shall have the meaning set forth in Section 13.2.
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.
“Seller Knowledge Individuals” shall have the meaning set forth in Section 6.2.
“Seller Liability Cap” shall have the meaning set forth in Section 13.4.2.
“Seller Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Manager, or any Affiliate of Seller in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Manager or owned by Seller or an Affiliate of either Manager or Seller), excluding all of Seller’s rights, if any, in and to the names of the Facilities identified on Schedule I.
“Seller’s Covenants” means the covenants set forth in Section 7.1.
“Seller’s Knowledge” shall have the meaning set forth in Section 6.2.
“Seller’s Net Proceeds” means the Purchase Price, less all costs and expenses incurred by Seller or its Affiliates in connection with the Transactions including, without limitation, all indebtedness secured by all or any portion of the Property.
“Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.12.
“Seller’s Representations” means the representations set forth in Section 6.1 and Section 14.24.2, in each case as modified by the Disclosure Schedules in accordance with the first paragraph of Article VI.
“Survey” shall have the meaning set forth in Section 4.2.
“Taking” shall have the meaning set forth in Article XII.
“Third Party Claim” hall have the meaning set forth in Section 13.5.1.
“Third-Party Reports” means any reports, studies or other information prepared or compiled by Seller or Purchaser for Purchaser’s use by any consultant or other third-party in connection with Purchaser’s investigation of the Property including, without limitation, the Third-Party Reports identified on Exhibit L attached hereto.
“Title Commitment” shall have the meaning set forth in Section 4.1.
“Title Company” shall have the meaning set forth in Section 2.2.1.

ANNEX 1-9

“Title Documents” shall have the meaning set forth in Section 4.1.
“Title Policy” means, with respect to each Facility, a standard American Land Title Association owner’s title insurance policy for the Land and Improvements issued by the Title Company pursuant to the applicable Title Commitment, using the current policy jacket customarily provided by the Title Company in the applicable state, in an amount equal to that portion of the Purchase Price allocated to such Facility, excluding the personal property components thereof, pursuant to the Allocation Statement, subject only to the Permitted Exceptions.
“Title Update” shall have the meaning set forth in Section 4.5.
“Transactions” means any and all transactions contemplated by the terms of this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 5.4.10.1.
“Uncollected Rents” shall have the meaning set forth in Section 5.4.7.1.

ANNEX 1-10

SCHEDULE I
Sellers; Purchasers; Facility Names and Addresses

Facility Name	Facility Address	City, State, Zip	Seller
Madison, The	18626 Spanish Garden Drive	Sun City West, AZ 85375	Citation - Madison House, Ltd., an Arizona LP
Carriage House Estates	8200 Westwold Drive	Bakersfield, CA 93311	Brookside Retirement Residence LP
Oaks of Auburn, The	3250 Blue Oaks Drive	Auburn, CA 95602	Auburn Retirement Residence LP
Rock Spring	20594 Bear Valley Road	Apple Valley, CA 92308	Apple Valley Retirement Residence LP
Springs of El Cajon, The	444 Prescott Avenue	El Cajon, CA 92020	Harvest Springs of El Cajon Retirement Residence LLC
Vineyard Commons	3585 Round Barn Boulevard	Santa Rosa, CA 95403	Harvest Vineyard Commons Retirement Residence LLC
Vintage, The	2145 W Kettleman Lane	Lodi, CA 95242	Lodi Retirement Residence LP
Yosemite Gardens	2100 Fowler Ave.	Clovis, CA 93611	Clovis Retirement Residence LP
Atrium of Grand Valley	3260 N 12th Street	Grand Junction, CO 81506	Harvest Atrium of Grand Valley Retirement Residence LLC
Mesa View	601 Horizon Place	Grand Junction, CO 81506	Harvest Mesa View Retirement Residence LLC
Gables at Guilford, The	201 Granite Road	Guilford, CT 06437	Harvest Guilford Retirement Residence LLC
Windham Falls Estates	425 Drozdyk Drive	Groton, CT 06340	Harvest Windham Falls Estates Retirement Residence LLC
Essington Place	901 Essington Road	Joliet, IL 60435	Harvest Essington Place Retirement Residence LLC
Tamarack	55 S Greeley	Palatine, IL 60067	Citation - Tamarack, Ltd., an Illinois LP
Sunbury Village	922 Ohio Street	Bangor, ME 04401	Harvest Sunbury Village Retirement Residence LLC

Facility Name	Facility Address	City, State, Zip	Seller
Boone Landing	109 N Keene St.	Columbia, MO 65201	Columbia MO Retirement Residence LLC
Carlyle, The	1098 NE Independence Ave.	Lees Summit, MO 64086	Lee’s Summit Retirement Residence LLC
Lakeview Park	1393 Bowles Ave	Fenton, MO 63026	St. Louis II Retirement Residence LLC
Golden Mesa	151 N Roadrunner Parkway	Las Cruces, NM 88011	Harvest Las Cruces Retirement Residence LLC
Maplewood Estates	55 Ayrault Road	Fairport, NY 14450	Perinton Retirement Residence LLC
Montgomery Park	6363 Transit Rd	East Amherst, NY 14051	Clarence Retirement Residence LLC
Cottonwood Estates	1940 W Springcreek Pkwy.	Plano, TX 75023	Harvest Cottonwood Estates Retirement Residence LLC
Englewood Estates	2603 Jones Road	Austin, TX 78745	Harvest Englewood Estates LLC
Harbor Place	5518 Lipes Blvd.	Corpus Christi, TX 78413	Corpus Christi Retirement Residence LP
Rio Norte	1941 Saul Kleinfeld Drive	El Paso, TX 79936	Harvest Rio Norte Retirement Residence LLC
South Colleyvine Ranch	2300 Pool Road	Grapevine, TX 76051	Harvest South Colleyvine Ranch Retirement Residence LLC
South Towne Ranch	310 East 10600 South	Sandy, UT 84070	Sandy Retirement Residence LLC
Charbonneau	8264 W. Grandridge Blvd.	Kennewick, WA 99336	Harvest Charbonneau Retirement Residence LLC
Evergreen Place	1414 Monro Avenue NE	Renton, WA 98056	Harvest Evergreen Place Retirement Residence LLC
Fernwood at The Park	17623 First Avenue S.	Normandy Park, WA 98148	Harvest Fernwood at the Park Retirement Residence LLC
Parkway Chateau	2818 Old Fairhaven Parkway	Bellingham, WA 98225	Harvest Parkway Chateau Retirement Residence LLC
Point Defiance Village	6414 N Park Way	Tacoma, WA 98407	Point Defiance Village LP